Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan Senior Executive Vice President Chief Financial Officer (631) 537-1001, ext. 7255

BRIDGE BANCORP, INC.

REPORTS SECOND QUARTER 2013 RESULTS

Growth in Loans, Core Deposits and Net Income

(Bridgehampton, NY — July 25, 2013)  Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank (BNB), today announced second quarter results for 2013.  Highlights of the Company’s quarterly financial results include:

•                  Net income of $3.3 million and $.36 per share, a 6% increase in net income over 2012.

•                  Returns on average assets and equity of .79% and 10.74%, respectively.

•                  Net interest income of $12.3 million, an increase of $.5 million over 2012, with a net interest margin of 3.23%.

•                  Total assets of $1.73 billion at June 2013, 23% higher than June 2012.

•                  Loans exceeded $900 million, with growth of $222 million or 33%, compared to June 2012.

•                  Deposits of $1.46 billion, an 18% increase compared to the second quarter of 2012.

•                  Continued solid asset quality metrics and reserve coverage.

•                  Tier 1 Capital increased by $15.3 million or 12% from June 2012.

•                  Declared quarterly dividend of $.23 per share in July 2013.

“During the second quarter of 2013, we continue to realize benefits from our strategic initiatives: strong growth in loans and core deposits with increased net interest income and net income. Our increased scale offsets the lower net interest margins associated with the increasingly challenging interest rate environment,” commented Kevin M. O’Connor, President and CEO, Bridge Bancorp, Inc.

Net Earnings and Returns

Net income for the quarter ended June 2013 was $3.3 million or $.36 per share, compared to $3.1 million or $.36 per share, for the same period in 2012. The increase in net income reflects earning assets growth, as we experienced higher net interest income and lower credit costs, offsetting decreases in other income and increases in operating expenses.

Average earning assets increased by 17% or $222.8 million, compared to the second quarter of 2012, driven by strong deposit expansion, funding higher loan demand.  This growth in earning assets offset the decline in the net interest margin to 3.23% from 3.63% in the 2012 second quarter. The margin has compressed, as low market interest rates impacted assets more than liabilities. The net interest margin decreased slightly, from 3.29% in the first quarter of 2013. The provision for loan losses was $0.6 million for the quarter, $1.9 million lower than the comparable 2012 quarter, reflecting an improving economy and continuing stable asset quality trends.

“In June 2012, we believed it prudent to protect against developing negative macroeconomic trends. Since then, we have seen continued improvement in the domestic economy driven by job creation and rising home values along with gains in global stock markets. These factors, coupled with a stronger local economy, have resulted in lower credit costs and improved our outlook. We do, however, continue to carefully monitor economic trends as the recovery remains tenuous,” commented Mr. O’Connor.

Non interest income decreased $1.3 million primarily due to the reduction in securities gains of $1.4 million compared to June 2012, partially offset by higher fee income.  Non interest expense for the quarter increased $0.8 million compared to June 2012, reflecting investments in new facilities, including three new branches, enhancements to technology and additional staffing.  Although expenses have increased in 2013, the Company’s ratio of operating expenses to average assets decreased to 2.26% from 2.43% in the second quarter of 2012.

“Non interest income reflects the net effect of ongoing repositioning within our investment portfolio, while fee income grew with our expanded deposit base. The higher expenses are principally related to growth and improving service initiatives, as well as increases in regulatory and compliance costs,” noted Mr. O’Connor.

Balance Sheet and Asset Quality

Total assets at quarter end were $1.73 billion, $326.4 million or 23% higher than June 2012 and $103.9 million or 6% above December 2012. These increases reflect strong organic growth, over June 2012 levels, as loans increased $222.4 million or 33%, while investment securities increased $118.6 million or 19%. During 2013 loan growth has exceeded $102 million, while securities have remained virtually unchanged. Earning asset growth continues to be funded principally by deposits, which increased $224.6 million or 18% to $1.46 billion at June 2013. Demand deposits totaled $472.9 million at June 2013, $105.2 million or 29% higher than June 2012. The change in demand deposits compared to December 2012 reflects a seasonal decline of approximately $80 million in municipal deposits.

“The expansion of our footprint coupled with a continued commitment to our traditional markets, has allowed us to capitalize on the movement of consumers and businesses to “shop local”. For our organization, this has been a key driver of growth, as community banks are the local alternative to regional and national banks. Our ability to deliver superior service and local decision making has been central to our growth and strong financial returns,” noted Mr. O’Connor.

Asset quality measures remained strong, as non-performing assets at June 2013 were $3.8 million or 0.22% of total assets, slightly higher than the $3.5 million or 0.22% of total assets at December 31, 2012, and $3.3 million or 0.24% of total assets at June 2012.  The allowance for loan losses increased $1.6 million to $15.1 million from $13.6 million, as of June 2012. The allowance as a percentage of total loans was 1.68% at June 2013, compared to 1.81% at December 2012 and 2.08% at June 2012.

Stockholders’ equity grew $5.0 million to $117.6 million at June 2013, compared to $112.6 million at June 2012. The growth reflects earnings, as well as the capital raised in connection with the Dividend Reinvestment Plan, partially offset by dividends to shareholders and a decline in the fair value of available for sale investment securities.  Overall, Tier 1 Capital increased to $140.7 million, 12% higher than the June 2012 level.  The Company’s capital ratios, although declining with our growth in assets, continue to exceed all regulatory minimums, and the Bank remains classified as well capitalized.

Challenges & Opportunities

“We continue to face challenges associated with a fragile economic recovery, ever increasing regulations, and the current interest rate environment. During the quarter, longer term interest rates rose dramatically as signs of economic improvement led to speculation the Federal Reserve would slowdown or stop its bond buying program. Over time, this increase in longer term rates should provide some relief to net interest margin compression as new loans are funded and securities are reinvested at higher rates. However, in the short term, the fair value of our available for sale securities declined, resulting in net unrealized losses and a reduction in shareholders’ equity,” noted Mr. O’Connor.

“We continually refine our balance sheet management strategies for the eventuality of rising rates. These alternatives include pursuing stable core deposits, extending the maturities of certain borrowings, shortening the maturities of investment holdings and emphasizing shorter term or adjustable rate loans.  Each approach has a cost. For deposit growth, we need to add branches and continue to invest in people and technology. The other strategies either increase current period interest expense or provide lower interest income levels. Over time, the cost of these strategies should provide long term benefit,” commented Mr. O’Connor.

“New regulations required under Dodd-Frank continue to be issued and in July 2013, the regulatory agencies issued final capital rules under Basel III which become effective for our Company in January 2015. The final rules, while more favorable to community banks like ours, require that all banks maintain higher levels of capital. We believe our current capital levels would meet these new requirements. These factors taken together present formidable challenges to the banking industry,” concluded Mr. O’Connor.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank.  Established in 1910, the Bank, with assets of approximately $1.7 billion, and a primary market area of Suffolk County, Long Island, operates 23 retail branch locations. Through this branch network and its electronic delivery channels, it provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract. Bridge Investment Services offers financial planning and investment consultation.

The Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects,”  “believes,”  “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements.  Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies.  For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; an unexpected increase in operating costs; expanded regulatory requirements as a result of the Dodd-Frank Act, which could adversely affect operating results; and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission.   The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands)

	June 30,	December 31,	June 30,
	2013	2012	2012
ASSETS
Cash and Due from Banks	$35,581	$46,855	$29,034
Interest Earning Deposits with Banks	5,241	4,394	35,183
Total Cash and Cash Equivalents	40,822	51,249	64,217

Securities Available for Sale, at Fair Value	550,950	529,070	449,493
Securities Held to Maturity	191,907	210,735	177,922
Total Securities	742,857	739,805	627,415

Securities, Restricted	5,999	2,978	2,828

Loans Held for Investment	900,943	798,446	678,532
Less: Allowance for Loan Losses	(15,130)	(14,439)	(13,556)
Loans, net	885,813	784,007	664,976
Premises and Equipment, net	27,801	26,001	24,993
Goodwill and Other Intangible Assets	2,252	2,283	2,315
Accrued Interest Receivable and Other Assets	23,095	18,390	15,465
Total Assets	$1,728,639	$1,624,713	$1,402,209

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand Deposits	$472,922	$529,205	$367,768
Savings, NOW and Money Market Deposits	825,586	722,869	686,171
Certificates of Deposit of $100,000 or more	117,887	118,724	135,875
Other Time Deposits	38,712	38,524	40,710
Total Deposits	1,455,107	1,409,322	1,230,524
Federal Funds Purchased and Repurchase Agreements	106,801	56,890	12,317
Federal Home Loan Bank Advances	15,000	15,000	15,000
Junior Subordinated Debentures	16,002	16,002	16,002
Other Liabilities and Accrued Expenses	18,135	8,827	15,778
Total Liabilities	1,611,045	1,506,041	1,289,621
Total Stockholders’ Equity	117,594	118,672	112,588
Total Liabilities and Stockholders’ Equity	$1,728,639	$1,624,713	$1,402,209

Selected Financial Data:

Tangible Book Value Per Share	$12.63	$13.07	$12.83

Capital Ratios:
Total Capital (to risk weighted assets)	13.7%	14.2%	15.8%
Tier 1 Capital (to risk weighted assets)	12.5%	12.9%	14.5%
Tier 1 Capital (to average assets)	8.5%	8.4%	8.9%

Asset Quality:
Non-performing loans	$3,525	$3,289	$3,339
Real estate owned	250	250	—
Non-performing assets	$3,775	$3,539	$3,339

Non-performing loans/Total loans	0.39%	0.41%	0.49%
Non-performing assets/Total assets	0.22%	0.22%	0.24%
Allowance/Non-performing loans	429.22%	439.01%	405.99%
Allowance/Total loans	1.68%	1.81%	2.00%

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012

Interest Income	$14,108	$13,677	$27,839	$26,975
Interest Expense	1,802	1,872	3,605	3,770
Net Interest Income	12,306	11,805	24,234	23,205
Provision for Loan Losses	600	2,500	1,150	3,325
Net Interest Income after Provision for Loan Losses	11,706	9,305	23,084	19,880
Other Non Interest Income	1,760	1,609	3,240	3,067
Title Fee Income	398	470	684	693
Net Securities Gains	310	1,721	648	1,993
Total Non Interest Income	2,468	3,800	4,572	5,753
Salaries and Benefits	5,326	5,262	10,720	10,373
Amortization of Core Deposit Intangible	15	17	31	35
Cost of Extinguishment of Debt	—	—	—	158
Other Non Interest Expense	4,014	3,288	7,512	6,222
Total Non Interest Expense	9,355	8,567	18,263	16,788
Income Before Income Taxes	4,819	4,538	9,393	8,845
Provision for Income Taxes	1,567	1,475	3,028	2,843
Net Income	$3,252	$3,063	$6,365	$6,002
Basic Earnings Per Share	$0.36	$0.36	$0.70	$0.71
Diluted Earnings Per Share	$0.36	$0.36	$0.70	$0.71
Weighted Average Common Shares	9,078	8,555	9,016	8,493

Selected Financial Data:

Return on Average Total Assets	0.79%	0.87%	0.79%	0.87%
Return on Average Stockholders’ Equity	10.74%	11.55%	10.73%	11.53%
Net Interest Margin	3.23%	3.63%	3.26%	3.67%
Efficiency Ratio	63.24%	60.10%	63.33%	60.42%
Operating Expense as a % of Average Assets	2.26%	2.43%	2.27%	2.44%

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(In thousands)

	Three months ended June 30,
	2013			2012
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$864,353	$11,190	5.19%	$649,420	$9,764	6.05%
Securities	692,528	3,214	1.86	668,417	4,238	2.55
Deposits with banks	11,076	8	0.29	27,284	18	0.27
Total interest earning assets	1,567,957	14,412	3.69	1,345,121	14,020	4.19
Non interest earning assets:
Other Assets	89,911			73,727
Total assets	$1,657,868			$1,418,848

Interest bearing liabilities:
Deposits	$973,453	$1,286	0.53%	$899,602	$1,407	0.63%
Federal funds purchased and repurchase agreements	69,417	131	0.76	41,756	115	1.11
Federal Home Loan Bank term advances	16,384	43	1.05	7,527	9	0.48
Junior Subordinated Debentures	16,002	342	8.57	16,002	341	8.57
Total interest bearing liabilities	1,075,256	1,802	0.67	964,887	1,872	0.78
Non interest bearing liabilities:
Demand deposits	454,283			340,318
Other liabilities	6,923			7,005
Total liabilities	1,536,462			1,312,210
Stockholders’ equity	121,406			106,638
Total liabilities and stockholders’ equity	$1,657,868			$1,418,848

Net interest income/interest rate spread		12,610	3.02%		12,148	3.41%

Net interest earning assets/net interest margin	$492,701		3.23%	$380,234		3.63%

Less: Tax equivalent adjustment		(304)			(343)

Net interest income		$12,306			$11,805

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(In thousands)

	Six months ended June 30,
	2013			2012
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$837,505	$21,858	5.26%	$633,574	$19,286	6.12%
Securities	692,919	6,597	1.92	646,214	8,409	2.62
Deposits with banks	9,682	13	0.27	32,021	42	0.26
Total interest earning assets	1,540,106	28,468	3.73	1,311,809	27,737	4.25
Non interest earning assets:
Other Assets	80,104			71,387
Total assets	$1,620,210			$1,383,196

Interest bearing liabilities:
Deposits	$953,531	$2,584	0.55%	$899,395	$2,853	0.64%
Federal funds purchased and repurchase agreements	63,469	255	0.81	29,032	226	1.57
Federal Home Loan Bank term advances	15,696	83	1.07	3,764	8	0.43
Junior Subordinated Debentures	16,002	683	8.61	16,002	683	8.58
Total interest bearing liabilities	1,048,698	3,605	0.69	948,193	3,770	0.80
Non interest bearing liabilities:
Demand deposits	445,205			323,523
Other liabilities	6,661			6,836
Total liabilities	1,500,564			1,278,552
Stockholders’ equity	119,646			104,644
Total liabilities and stockholders’ equity	$1,620,210			$1,383,196

Net interest income/interest rate spread		24,863	3.04%		23,967	3.45%

Net interest earning assets/net interest margin	$491,408		3.26%	$363,616		3.67%

Less: Tax equivalent adjustment		(629)			(762)

Net interest income		$24,234			$23,205